EXHIBIT 5.1

SOL SLOTNIK, ESQ.

11 EAST 44TH STREET-19TH FLOOR

NEW YORK, NEW YORK 10017

TEL. (212) 687-1222

FAX (212) 986-2399

December 17, 2014

Board of Directors

North American Oil & Gas Corp.

56 E. Main Street – Suite 202

Ventura, California 93001

Re: North American Oil & Gas Corp. -- Form S-8 Opinion and Consent

Gentlemen:

We have acted as counsel for North American Oil & Gas Corp. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended, covering Three Million (3,000,000) shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), authorized for issuance under and pursuant to the terms and conditions of the Company's 2014 Consultant’s Services Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion including the Plan.

We are admitted to practice law in the State of New York, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America, of the State of New York, and of the State of Nevada Private Corporations Law, the Nevada Constitution and reported judicial decisions relating thereto.

Based on the foregoing, it is our opinion that:

 (a) The Company has taken all requisite corporate action and all other action required with respect to the authorization of the Shares of Common Stock; and

 (b) The Shares have been duly authorized for issuance, and have been issued and paid for in accordance with the terms and conditions of the Plan, and the Shares are duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is intended only for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Sincerely yours,

/s/ Sol Slotnik

Sol Slotnik, Esq.